Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 19, 2022
Registration Statement Nos. 333-258040 and
333-258040-01

*Full Pricing* US$1,052.65 million Ford Prime Auto Loan (FORDO 2022-A)

Active Joint Lead Bookrunners: Citi (str.), Credit Agricole, SMBC

Passive Lead Bookrunners: J.P. Morgan, MUFG

Co-Managers: Santander Investment Securities, US Bancorp

Junior Co-Managers: Siebert Williams, AmeriVet Securities

Anticipated Capital Structure

CLS	AMT ($MM)	WAL	F/S	E. FINL	L. FINL	BENCH	SPD (BP)	YLD (%)	CPN (%)	PX
A-1	$182.190	0.22	F1+/A-1+	7/22	2/15/23	Intl. L	1	0.23886	0.23886	100.00000
A-2	$361.420	0.92	AAA/AAA	7/23	9/15/24	EDSF	5	0.739	0.73	99.99278
A-3	$361.420	2.20	AAA/AAA	2/25	6/15/26	iSwps	4	1.299	1.29	99.98812
A-4	$ 95.040	3.39	AAA/AAA	8/25	5/15/27	iSwps	4	1.566	1.56	99.99700
B	$ 31.560	3.56	AA+/AA+	8/25	7/15/27	iSwps	37	1.920	1.91	99.99190
C	$ 21.020	3.56	A+/AA	8/25	7/15/29	iSwps	60	2.150	2.14	99.99855

Ticker	: FORDO 2022-A
Registration	: SEC Registered
Pxing Speed	: 1.3% ABS to 10% Call
Expected Ratings	: Fitch, S&P
Settle	: 1/24/22
First Pay Date	: 02/15/22
ERISA Eligible	: Yes
Min Denoms	: $1K x $1K
Bill & Deliver	: Citi

Available Information:
* Documents	: Preliminary Prospectus, Ratings FWP
* Intex Deal Name	: XFAOT22A Password: YJYA

CUSIP/ISIN:
A-1	: 345286 AA6 / US345286AA69
A-2	: 345286 AB4 / US345286AB43
A-3	: 345286 AC2 / US345286AC26
A-4	: 345286 AD0 / US345286AD09
B	: 345286 AE8 / US345286AE81
C	: 345286 AF5 / US345286AF56

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.